EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

MONROE CAPITAL INCOME PLUS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation(1)	Fee Rate(2)	Amount of Filing Fee
Fees to Be Paid	$78,846,201.72	0.00014760	$11,637.70
Fees Previously Paid	-	-	-
Total Transaction Valuation	$78,846,201.72	-	-
Total Fees Due for Filing			$11,637.70
Total Fees Previously Paid			-
Total Fee Offsets			$3,823.65(3)
Net Fee Due			$7,814.05

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 7,625,358 shares of common stock, par value $0.001 per share, of Monroe Capital Income Plus Corporation at a price equal to $10.34 per share, which represents the Company’s net asset value as of March 31, 2024.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, equals 0.00014760 % of the value of the transaction.

(3)	The Company paid a filing fee of $3,826.00 in connection with the Company’s Schedule TO-I filed on November 29, 2023, as amended on December 29, 2023 (File No. 005-90791), of which $2,235.55 remained unutilized and was used to partially offset the filing fee in relation to this filing. Additionally, the Company paid a filing fee of $1,591.10 in connection with the Company’s Schedule TO-I filed on February 29, 2024, as amended on March 29, 2024 (File No. 005-90791), of which the full amount remained unutilized and was also used to partially offset the filing fee of $11,637.70 in relation to this filing.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Monroe Capital Income Plus Corporation	SC TO-I	005-90791	November 29, 2023		$2,232.55
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791	February 29, 2024		$1,591.10
Fee Offset Source	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		November 29, 2023		$2,232.55
	Monroe Capital Income Plus Corporation	SC TO-I	005-90791		February 29, 2024		$1,591.10